FOR IMMEDIATE RELEASE

Advantage Solutions Announces CEO Transition Effective April 1, 2022

Tanya Domier to Transition to Executive Chair and Jill Griffin to Become Third Chief Executive Officer in Company History

Irvine, Calif, March 1, 2022 — Advantage Solutions Inc. (NASDAQ: ADV) (“Advantage”), a leading provider of outsourced sales and marketing services to consumer goods manufacturers and retailers, announced today Tanya Domier will retire as Advantage’s chief executive officer and transition to the role of executive chair effective April 1, 2022. President and Chief Commercial Officer Jill Griffin will succeed Domier as Advantage’s chief executive officer and will be named to the company’s board of directors upon the transition. In the executive chair role, Domier will serve on the board of directors and provide input and counsel to the CEO and Advantage leadership on company strategies.

“As I near a decade term as CEO and after multiple years of succession planning with the board, it is time for me to pass the baton to the amazing next generation of leadership at Advantage to write the next chapter in this great company’s story,” Domier said. “I’m so excited to watch the company I love — and its team of immensely talented, determined and passionate associates — grow and prosper under Jill’s leadership and look forward to supporting the company in my new role as executive chair. I know I am leaving the company in better and more capable hands and am confident the best is yet to come for Advantage.”

Domier announced the news in a letter to associates reflecting on her 32 years at the company and expressing her gratitude and confidence in her successor. This letter is available for viewing in the Advantage Solutions newsroom.

Griffin joined Advantage in 2008 as president of the company’s experiential marketing division. She was quickly promoted to lead the entire marketing segment and built the business from a primarily shopper marketing practice to a top-ranked omnichannel marketing solutions provider. As president and chief commercial officer, she continued to build the marketing segment while helping the sales segment strengthen its market leadership position by expanding into e-commerce and other digital services.

“I’m delighted and honored for the opportunity to serve as the CEO of Advantage and build on Tanya’s amazing legacy,” Griffin said. “We have a broad portfolio of sales, marketing and digital services touching every part of the shopper journey, a proven value creation model and a sound strategy for further evolution. But what makes Advantage truly special is how our talented associates uniquely combine our capabilities in new ways to solve challenges for our clients, customers and the marketplace.”

“We thank Tanya for her strategic leadership and more than three decades of service and value creation,” said Advantage Solutions Board Chair Jim Kilts, who will remain a member of the board as lead director. “She has helped build Advantage into a respected and admired industry leader, positioning the business well for Jill and team to create value in the years to come. The board believes we have a strong succession plan in place with Jill transitioning into the CEO role and we are grateful to have Tanya continue as executive chair.”

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Kilts had these words of praise for Griffin: “Jill has been a core part of the Advantage leadership team for the last 14 years, working closely with Tanya and team to build the business over the years and execute our current strategy. She is an outstanding steward of the business and a tremendous strategist and the company will benefit from her ongoing leadership. We’re excited for her and the company’s future.”

About Advantage Solutions

Advantage Solutions is a leading provider of outsourced sales and marketing solutions to consumer goods companies and retailers. Our data- and technology-driven services — which include headquarter sales, retail merchandising, in-store and online sampling, digital commerce, omnichannel marketing, retail media and others — help brands and retailers of all sizes get products into the hands of consumers, wherever they shop. As a trusted partner and problem solver, we help our clients sell more while spending less. Headquartered in Irvine, California, we have offices throughout North America and strategic investments in select markets throughout Africa, Asia, Australia and Europe through which we serve the global needs of multinational, regional and local manufacturers. For more information, please visit advantagesolutions.net.

Contacts:

Dan Riff

Chief Investor Relations & Strategy Officer

Advantage Solutions

Daniel.riff@advantagesolutions.net

Dan Morrison

Senior Vice President, Finance & Operations

Advantage Solutions

Kevin Doherty

Solebury Trout

Managing Director

Investorrelations@advantagesolutions.net

Media:

Will Minton

Vice President, Corporate Marketing

Advantage Solutions

press@advantagesolutions.net

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